SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported):  October 31, 1997




             CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XI
        -------------------------------------------------------
        (Exact name of registrant as specified in its charter)




     Illinois                   0-10494                36-3102608
-------------------         --------------         --------------------
(State or other)             (Commission           (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization



         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
  -------------------------------------------------------------------

                           767 THIRD AVENUE

                          New York, New York
                          ------------------


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. On October 31, 1997, Carlyle Real Estate Limited Partnership - XI (the "Partnership") sold its 50% interest (the "Interest") in the 767 Third Avenue Office Building (the "Property") located in New York, New York. The purchaser, John Street Fee LLC, a New York limited liability company and an affiliate of the venture partner, is not affiliated with the Partnership or its General Partners. The Property primarily consists of a 40-story office building which contains approximately 288,000 square feet of office space. Occupancy at the Property was approximately 99% at the date of sale.

     The sale price of the Interest (pursuant to a contract dated July 31, 1997) was $29,993,265.50 (before prorations and credits of approximately $518,000) of which $11,000,000 was paid in cash at closing. The balance represented the purchaser's assumption of the Partnership's share of the Property's underlying mortgage loan. The sale is expected to result in a gain in 1997 to the Partnership of approximately $7,000,000 for financial reporting purposes and approximately $19,000,000 for Federal income tax purposes. In addition, in connection with the sale of the Interest, a $2,500,000 unsecured promissory note payable to the venture partner by the venture (which was to mature in May 1998) was satisfied by a contribution of the venture partner to the venture.

     The Partnership Agreement provides that the General Partners shall receive as a distribution of the proceeds (net after expenses and liabilities and retained working capital) from the sale or refinancing of a real property or the sale of an interest in real property of up to 3% of the selling price of a property or property interest, and that the remaining net proceeds for any property or interest sold be distributed 85% to the Holders of Interests and 15% to the General Partners. However, prior to such distributions being made, the Holders of Interests are entitled to receive 99% of net sale or refinancing proceeds and General Partners are entitled to receive 1% until the Holders of Interests (i) have received cumulative cash distributions from the Partnership's operations which, when combined with net sale or refinancing proceeds previously distributed, equal a 6% annual return on the Holders' average capital investment for each year (their initial capital investment as reduced by net sale or refinancing proceeds previously distributed), and (ii) have received cash distributions of sale or refinancing proceeds in an amount equal to the Holders' aggregate initial capital investment in the Partnership. If upon completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Holders of Interests have not received the amounts in (i) or (ii) above, the General Partners will be required to return all or a portion of the 1% distribution of net sale or refinancing proceeds described above in an amount equal to such deficiency in payments to the Holders of Interests pursuant to (i) and (ii) above.
The Holders of Interests have not received and are not expected to receive distributions to the levels of (i) and (ii) above. Therefore, no portion of the sale proceeds will be distributed to the General Partners at this time.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial Statements.  Not applicable.

     (b)   Pro Forma Financial Information - Narrative.

          As a result of the sale of the Partnership's interest in the Property, after October 31, 1997, there will be no further rental income, interest income, mortgage and other interest, property operating expenses or amortization of deferred expenses recorded for the Property in the consolidated financial statements of the Partnership which for the Partnership's most recent fiscal year (the year ended December 31, 1996) were approximately $10,956,000, $11,500, $4,457,000, $5,411,000 and
$542,000, respectively. For the nine months ended September 30, 1997, the Partnership's consolidated financial statements reflected rental income, interest income, mortgage and other interest, property operating expenses and amortization of deferred expenses of $20,176,000, $446,000, $9,839,000, $11,445,000 and $750,000, respectively. Rental income, interest income, mortgage and other interest, property operating expenses and amortization of deferred expenses included for the nine months ended September 30, 1997 in the Partnership's consolidated financial statements relating to the Property were approximately $8,047,000, $235,000, $3,425,000, $4,358,000 and $406,000, respectively. Such operating results reflected the classification of the Property as held for sale or disposition as of December 31, 1996, and therefore, not subject to continued depreciation as of such date. Also, as a result of the sale of the Partnership's interest in the Property, there are no further assets and liabilities related to the Property, which at September 30, 1997 consisted of current assets of approximately $1,874,000; land, building and improvements (net of accumulated depreciation) of approximately $44,470,000; accrued rents receivable of approximately $1,006,000; deferred expense of approximately $1,694,000; current liabilities of approximately $8,164,000 and non-current liabilities of approximately $37,987,000.

     (c)   Exhibits

        10.1. Agreement of Sale between Carlyle Real Estate Limited Partnership - XI and John Street Fee, LLC dated July 31, 1997.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XI

                      BY:   JMB Realty Corporation
                            (Corporate General Partner)



                            By:  GAILEN J. HULL
                                 Gailen J. Hull
                                 Senior Vice President
                                 Principal Accounting Officer












Dated:  November 12, 1997